Exhibit 10.2

 2007 Deferred Stock Award

May 23, 2007

2007 Deferred Stock Award for:

[Name of Director]

Grant Date: May 2, 2007

Deferred Stock Awarded: 2,100 Shares

Grant Date Fair Market Value: $__.__

This notice confirms the grant of 2,100 shares of Deferred Stock by the Company on May 1, 2007.

This grant of Deferred Stock awarded to you will vest on May 1, 2008 (or upon your retirement, if earlier) and is granted under and is subject to the terms and conditions specified in the West Pharmaceutical Services, Inc. 2007 Omnibus Incentive Plan.  This grant is also subject to the terms and conditions of the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended, and the accompanying grant documentation.

Enclosed with this award letter is an information packet that contains a Summary of Key Terms and a Participant Information Statement, which you should read carefully.

The Participant Information Statement, which contains additional information about the Plan, including the U.S. federal tax consequences of awards based on the state of the law at the time of the grant.  We strongly suggest that you consult a qualified financial or tax advisor.

Very truly yours,

John R. Gailey III

Secretary

JRG/rmm

Enclosures

Exhibit 10.2

 2007 Deferred Stock Award

Summary of Key Terms (Excerpted from Participant Information
Statement) for

Director Deferred Stock Awards

1.                                       Crediting of Deferred Stock.  All Deferred Stock will be credited to your account under the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended (the “Deferred Compensation Plan”) and will be considered “Deferred Stock” for all purposes under the Deferred Compensation Plan.

2.                                       Crediting of Dividend Equivalents.  Each calendar quarter, the Company will credit to your account an additional number of shares of Deferred Stock.  The number of shares to be credited is determined by dividing the dividends paid in respect of the number of shares Deferred Stock held in your account on the relevant dividend record date by the fair market value of the Company’s common stock on the last business day of the previous calendar quarter.

3.                                       Adjustments. The value and attributes of each share of Deferred Stock held in your account will be appropriately adjusted consistent with any change in the Company’s common stock, including a change resulting from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, or combination or exchange of shares.

4.                                       Payment Upon Termination.  Distribution of your Deferred Stock will occur only upon your termination of service as a director.  In the event of a termination, your Deferred Stock will be distributed as shares of stock (plus cash for any partial shares credited to your account) in accordance with the terms of the Deferred Compensation Plan.  The number of shares of Deferred Stock that you are entitled to receive will be determined on your termination date.

5.                                       Incorporation of Plans.  This Award is subject to the applicable terms and conditions of the West Pharmaceutical Services, Inc. 2007 Omnibus Incentive Compensation Plan and the Deferred Compensation Plan, each of which is incorporated herein by reference, and in the event of any contradiction, distinction or differences between this summary and the terms of the plan documents, the plan documents will control.